Exhibit 10.4

TRIPARTITE AGREEMENT

THIS TRIPARTITE AGREEMENT (this "Agreement") is made as of the 13th day of December, 2022 among Lind Global Macro Fund, LP ("Lind"), biOasis Technologies Inc. ("Bioasis") and Midatech Pharma PLC ("Midatech")

WHEREAS:

A.	Bioasis and Midatech, a Nasdaq listed company, wish, concurrent herewith, to enter into an arrangement agreement in the form attached hereto as Appendix "A" (the “Arrangement Agreement”) pursuant to which, inter alia, Midatech will acquire 100% of the issued and outstanding shares of Bioasis (the "MDI Acquisition"), and concurrent therewith Midatech will complete an equity financing (the "Concurrent Financing") for gross proceeds of at least US$10,000,000 through the issuance of Midatech securities (together "Midatech Securities"). The completion of the MDI Acquisition and the Concurrent Financing (together, the "Transaction") are mutually conditional.

B.	As of the date hereof, Bioasis has the following payment obligations to Lind, which obligations are secured by general security agreements and encumbrances registered against the assets of each of Bioasis and its subsidiaries, biOasis Advanced Technologies Inc. ("BAT"), Bioasis Biosciences Corp. ("BBC") and Bioasis Royalty Fund, LLC ("BRF"), as well as guarantees of Bioasis' obligations from BAT, BBC and BRF and pledges of the shares of BAT, BBC and BRF (collectively, the "Security"):

i.	all amounts due and owing pursuant to a convertible security funding agreement dated June 22, 2021, as amended by a waiver and amendment agreement dated the date hereof (the ("Waiver Agreement"), between Lind and Bioasis (as amended, the "Funding Agreement");

ii.	all amounts due and owing pursuant to a promissory note in favour of Lind dated the date hereof in the principal amount of CAD$510,000 (the "Holiday Note"); and

iii.	all amounts due and owing pursuant to an interest-bearing promissory note in favour of Lind dated the date hereof in the principal amount of CAD$350,000 (the "Bridge Note" and together with the Funding Agreement and the Holiday Note, the "Loan Agreements"),

(collectively, the "Payment Obligations").

C.	In connection with the Arrangement Agreement, Bioasis has requested, and Midatech has agreed to advance, additional credit in the principal amount of CAD$750,000 (the "Midatech Loan") to be documented by a secured promissory note to be dated as of the date hereof and issued by Bioasis in favour of Midatech (the "Midatech Note").

D.	Pursuant to the Waiver Agreement, Lind has agreed to consent to Bioasis entering into the Arrangement Agreement and completing the Transaction and incurring the Midatech Loan, subject to the conditions specified therein, including the entry into of this Agreement by Lind, Bioasis and Midatech (collectively, the "Parties") to set forth their agreement as to the basis upon which: (i) Bioasis and Midatech will repay and/or settle the Payment Obligations upon completion of the Transaction; (ii) the Midatech Loan will be subordinated to the Payment Obligations; and (ii) Lind will discharge the Security.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.	Information Rights. Each of Bioasis and Midatech covenant and agree, in favour of Lind, to keep Lind apprised of all material developments and details of their progress toward completion of the Transaction, if requested by Lind. Lind acknowledges that the Canadian, United Kingdom and United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, and Lind is familiar with the U.S. Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (and any similar

Canadian and United Kingdom securities laws) and shall neither use nor cause any person to use any information obtained in connection with this Section 1 in contravention of the Exchange Act or such rules and regulations including, but not limited to, Rules 10b-5 and 14e-3 or any similar Canadian or United Kingdom securities law.

2.	Assumption of Funding Agreement. Concurrently with the completion of the Transaction, as contemplated by Clause 10.6 of the Funding Agreement, Midatech will, pursuant to an Assumption Agreement substantially in the form attached hereto as Appendix “B”, assume all of Bioasis' debts, liabilities and other obligations to Lind under or in connection with the Funding Agreement, and Bioasis shall remain jointly and severally liable therefor with Midatech.

3.	Cash Repayments. Promptly upon completion of the Transaction, and in any event not more than one (1) Business Day thereafter, Midatech shall partially repay, and Lind shall accept partial repayment of the Payment Obligations then owed to Lind, by wire transfer of immediately available funds to a bank account designated by Lind, as follows:

(a)	an amount equal to fifty percent (50%) of the amount equal to the Amount Outstanding less the Total Interest Amount (each as defined in the Funding Agreement);

(b)	an amount equal to one-hundred percent (100%) of the Accrued Pre-Paid Interest (as defined in the Funding Agreement, which for illustrative purposes, as at December 31, 2022, will be C$380,000); and

(c)	all amounts owing under each of the Holiday Note and Bridge Note,

(collectively, the "Cash Repayments"). For purposes of this Agreement, “Business Day” means a day on which banks are generally open for commercial lending and foreign exchange business in Vancouver, Canada and London, England, and which is not a Saturday or a Sunday.

4.	Settlement of Residual Payment Obligations. Immediately after the completion of the Transaction and the assumption of the Funding Agreement contemplated by paragraph 2 hereof, and, for greater certainty, on the same Business Day as the date of completion of the Transaction, Midatech shall settle, and Lind shall accept settlement of, the remaining Payment Obligations after making the Cash Repayments (such balance, the “Residual Payment Obligations”), by way of issuance to Lind (or its nominee) of Midatech Securities at a deemed price equal to the lowest subscription price for the Midatech Securities issued under the Concurrent Financing (the “Subscription Price”). For greater certainty, in consideration of the settlement in full of the Residual Payment Obligations, Lind (or its nominee) shall be entitled to be issued the number of Midatech Securities equal to the amount of the Residual Payment Obligations divided by the Subscription Price, and Midatech will grant Lind (or its nominee) all other rights (including, for greater certainty, pricing, adjustment, dilution, ratchet and registration rights), granted to other investors/subscribers in the Concurrent Financing. It is acknowledged and agreed that Lind (or its nominee) will (i) be granted the most beneficial and least onerous and restrictive rights, from an investor/subscriber perspective, of the rights granted to any other investors/subscribers in the Concurrent Financing and (ii) as a condition to its receipt of the Midatech Securities, enter into a PIPE Subscription Agreement (as defined in the Arrangement Agreement), subject only to such revisions as may be required to reflect the terms and conditions of this Agreement. The Midatech Securities issued to Lind shall be issued as fully paid and non-assessable securities of Midatech.

5.	Discharge of Security. Upon receipt of the Cash Repayments by Lind in accordance with paragraph 3 above and settlement in full of the Residual Payment Obligations in accordance with paragraph 4 above, all of the Security shall be automatically and fully discharged and released and, at Midatech and/or Bioasis’ expense, Lind shall promptly execute, deliver and file, as applicable, all discharges, releases and financing change statements, and return and re-convey all pledged share certificates and transfer powers, that are, in Midatech and/or Bioasis’ reasonable opinion, necessary to give full effect to the discharge and release of the Security.

6.	Existing Obligations. This Agreement is supplemental to, and not in replacement of, any of Bioasis' (or any successor's) obligations to Lind under the Loan Agreements or related agreements.

7.	Covenant Not to Waive. Each of Bioasis and Midatech covenant and agree not to waive, amend or otherwise modify the closing condition in the Arrangement Agreement with respect to the Concurrent Financing, without the prior written consent of Lind, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Bioasis and Midatech may, without Lind’s prior written consent, amend or modify such closing condition in order to increase or decrease the amount to be raised in the Concurrent Financing to an amount not less than US$10,000,000.

8.	Subordination of Midatech Loan. Each of Bioasis and Midatech covenant as set forth in, and agree to, in favour of Lind, the terms and conditions of Appendix "C".

9.	Representations and Warranties. Each of Bioasis, Midatech and Lind hereby represent and warrant to, in the case of Bioasis and Midatech, Lind and acknowledge that Lind is relying on such representations and warranties in entering into this Agreement, and in the case of Lind, Midatech and Bioasis and acknowledge that Midatech and Bioasis are relying on such representations and warranties in entering this Agreement, that: (a) it is a legal entity organized and validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite legal power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary legal action, and no other proceedings or actions on its part are necessary therefor, (d) this Agreement has been duly and validly executed and delivered by it and, assuming the due execution and delivery by the other parties hereto, constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (e) the execution, delivery and performance by it of this Agreement (including with respect to Bioasis and Midatech, as applicable, the payment and security issuance obligations under this Agreement) do not and will not violate its organizational documents, any contracts, agreements or undertaking to which it is a party or by which it is bound, or applicable laws, and (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity, regulatory body, stock exchange and any other person necessary for the due execution, delivery and performance of this Agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity, regulatory body, stock exchange and any other person is required in connection with the execution, delivery or performance of this Agreement.

10.	Miscellaneous. Bioasis and Midatech are jointly and severally liable for their respective obligations under this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Time is of the essence in this Agreement. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. This Agreement may, at any time and from time to time, be amended by written agreement of the Parties. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect. This Agreement may be executed and delivered in any number of counterparts (including by .pdf or other electronic means), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LIND GLOBAL MACRO FUND, LP, by its general partner, LIND GLOBAL PARTNERS, LLC

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Authorized Signatory

bioasis technologies inc.

By:	/s/ Deborah Rathjen
Name:	Deborah Rathjen
Title:	Chief Executive Officer

midatech pharma plc

By:	/s/ Stephen Stamp
Name:	Stephen Stamp
Title:	Chief Executive Officer and Chief Financial Officer

Lind – Bioasis - Midatech – Tripartite Agreement

APPENDIX "A"
Arrangement Agreement

APPENDIX “B”
Assumption Agreement

Assumption OF Convertible SECURITY Funding Agreement

This assumption of convertible security funding agreement is dated [●] between Biosis Technologies Inc. (the “Assignor”), Midatech Pharma PLC (the “Assignee”) and Lind Global Macro Fund, LP ("Lind").

RECITALS:

(a)	The Assignor, the Assignee and Lind are party to a tripartite agreement dated [●] (the "Tripartite Agreement"), the defined terms of which are used herein.

(b)	As of the date hereof, the Assignee has acquired 100% of the issued and outstanding shares of the Assignor and otherwise completed the Transaction.

(c)	Pursuant to the Tripartite Agreement, the Assignee agreed, concurrently with completion of the Transaction, to assume, on a joint and several basis with the Assignor, all of the Assignor's debt, liabilities and obligations pursuant to a convertible security funding agreement dated June 22, 2021, as amended by a waiver and amendment agreement dated [●], between the Assignor and Lind (the “CSFA”).

In consideration of the above and for other good and valuable consideration, the parties agree as follows:

Section 1	Assumption of Obligations.

The Assignee hereby assumes and shall discharge, perform and fulfil all the debt, obligations and liabilities of the Assignor under the CSFA (the "Assumption"). The parties acknowledge that Lind has not released the Assignor from its debt, obligations and liabilities under the CSFA and that from and after the Assumption, the Assignor and Assignee are jointly and severally liable to Lind for any debt, obligations and liabilities owed to Lind under the CSFA.

Section 2	Assignor Consideration.

In consideration of the Assumption, and the Assignee's satisfaction of the Payment Obligations under the CSFA on or about the date hereof pursuant to the Tripartite Agreement, the Assignor hereby acknowledges itself indebted to the Assignee by way of loan on an interest free basis in the principal amount of C$[●].

Section 3	Further Assurances.

On or after the date of this agreement, each party shall execute and deliver such documents and take all such action as is reasonably required to carry out the intent and purpose of this agreement.

Section 4	Binding Nature.

This agreement becomes effective when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Neither this agreement nor any of the rights or obligations under this agreement, including any right to payment, may be assigned or transferred, in whole or in part, by any party without the prior written consent of the other parties.

Section 5	Governing Law.

This agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 6	Counterparts.

This agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page) is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this agreement.

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The parties have executed this agreement.

BIOASIS TECHNOLOGIES INC.

By:
Authorized Signing Officer

MIDATECH PHARMA PLC

By:
Authorized Signing Officer

Lind Global Macro Fund, LP

By:
Authorized Signing Officer

APPENDIX “C”
Subordination of Midatech Loan

1.       Additional Defined Terms. Capitalized terms used in this Appendix "C" shall have the meanings given in this Agreement (of which this Appendix "C" forms a part) and, unless the context otherwise requires, the following additional capitalized terms will have the following meanings herein:

(a)	“Charge” means any mortgage, charge, security interest, pledge, hypothec, lien, assignment, lease, title retention agreement (including a conditional sale agreement), set-off or similar right, trust or other encumbrance of any nature;

(b)	“Debtor” means, collectively, Bioasis, BAT, BBC and BRF, or any one or more of them, as the context requires;

(c)	“Debtor to Grantor Liabilities” means all present and future debts and liabilities (whether absolute or contingent) of the Debtor to Midatech;

(d)	“Debtor to Senior Creditor Liabilities” means all present and future debts and liabilities (whether absolute or contingent) of Debtor to Lind or any of its affiliates;

(e)	“Enforcement Action” means any action or proceeding to enforce payment of any of the Debtor to Senior Creditor Liabilities or the Debtor to Grantor Liabilities, or any part or parts thereof, including commencement of enforcement proceedings, whether by way of the appointment of a receiver or exercising any other right or remedy under any of the Senior Creditor’s Security Documents or the Grantor’s Security Documents or any other document or instrument taken or given pursuant thereto; provided that, for greater certainty, (i) the making of a demand for payment or performance of an obligation, (ii) the declaration of a default or an event of default, (iii) the acceleration of the time for payment, and (iv) the delivery of a notice of intention to enforce (whether under section 244 of the Bankruptcy and Insolvency Act (Canada) or otherwise, shall not constitute “Enforcement Action”;

(f)	“Grantor’s Charges” means all present and future Charges in favour of or otherwise held by Midatech with respect to Subject Property;

(g)	“Grantor’s Documents” means (i) all present and future documents which govern or evidence any of the Debtor to Grantor Liabilities, and (ii) the Grantor’s Security Documents;

(h)	“Grantor’s Security Documents” means all present and future documents (including financing statements) that create or register Grantor’s Charges;

(i)	“Person” means any individual, proprietorship, firm, or artificial body, including any corporation, government or instrumentality;

(j)	“Senior Creditor’s Charges” means all present and future Charges in favour of or otherwise held by Lind or any of its affiliates with respect to Subject Property;

(k)	“Senior Creditor’s Documents” means (i) all present and future documents which govern or evidence any of the Debtor to Senior Creditor Liabilities, and (ii) the Senior Creditor’s Security Documents;

(l)	“Senior Creditor’s Security Documents” means all present and future documents (including financing statements) that create or register Senior Creditor’s Charges;

(m)	“Subject Property” means all present and after-acquired properties, assets and undertaking of the Debtor, and any reference to “Subject Property” will unless otherwise provided be deemed to refer to the Subject Property as a whole or any parts thereof.

2.       Priority re Charges. Midatech grants priority to the Senior Creditor’s Charges over the Grantor’s Charges with respect to the Subject Property in all respects.

3.       Irrelevant Events and Circumstances. The grant of priority provided for herein will apply in all events and circumstances regardless of:

(a)	the dates of execution, delivery and registration of the Grantor’s Security Documents and the Senior Creditor’s Security Documents, and the dates of creation, attachment, perfection and existence of the Grantor’s Charges and the Senior Creditor’s Charges;

(b)	the dates of all past, present and future advances, re-advances and other extensions of credit, and of all other past, present and future liabilities, comprised in the Debtor to Grantor Liabilities or the Debtor to Senior Creditor Liabilities;

(c)	the dates of any past, present or future defaults or events of default under any of the Grantor’s Documents or the Senior Creditor’s Documents;

(d)	the dates any demands for payment are made, the dates any notices are given, and any failure to make or give any such demands or notices;

(e)	any contrary intention expressed in any of the Grantor’s Documents or the Senior Creditor’s Documents; and

(f)	any priority granted by any principle of law or equity or any statute, including the Bank Act (Canada) and applicable personal property security legislation.

4.       Circular-Priorities. If any Person other than a party hereto is found by a trustee in bankruptcy or court of competent jurisdiction to have a right to Subject Property in priority to or pari passu with Lind or its affiliate but not in priority to or pari passu with Midatech, then this Agreement will not apply so as to diminish the rights (as those rights would have been but for this Agreement) of Midatech with respect to such Subject Property unless Lind is diligently contesting such finding and has provided Midatech with a satisfactory indemnity.

5.       Postponement of Debtor to Grantor Liabilities. Midatech postpones payment of the Debtor to Grantor Liabilities to the prior payment and satisfaction of the Debtor to Senior Creditor Liabilities.

6.       Standstill. Midatech hereby agrees that it will not take any Enforcement Action until the earliest to occur of the following:

(a)	Midatech obtains the prior written consent of Lind to take Enforcement Action (and even then, subject to any reasonable limitations and/or conditions set out in such consent);

(b)	the repayment and satisfaction of all of the Debtor to Senior Creditor Liabilities; and

(c)	Lind takes Enforcement Action (and even then, only for so long as such Enforcement Action by Lind is continuing).

7.       Trust. All net proceeds arising from the Subject Property received by Midatech in connection with any enforcement of or realization on the Grantor’s Charges, and all payments and other assets received by Midatech on account of the Debtor to Grantor Liabilities, will be held by Midatech in trust for Lind so as to give effect to the priorities provided for herein and to that extent will be paid over or otherwise provided to Lind forthwith upon demand.

8.       Beneficial Ownership. Midatech represents and warrants that it is the legal and beneficial holder of the Grantor’s Security Documents and the Grantor’s Charges and the Debtor to Grantor Liabilities, in each case free and clear of all Charges.

9.       Notice of Defaults. Midatech represents and warrants that, to the best of Midatech’s knowledge, no default by the Debtor or event of default exists under any of the Grantor’s Documents. Midatech will give written notice to Lind of the occurrence of any material default by the Debtor under, or the occurrence of any event of default under, any of the Grantor’s Documents immediately upon becoming aware of the same.

10.       Exchange of Information. Each of Midatech and Lind may, but will not be obligated to, from time to time upon request from the other provide any or all information (including confidential information) that it may have concerning the Subject Property or the debts, liabilities, business and affairs of the Debtor. Bioasis authorizes and consents to this exchange of information.

11.       Assignment. Midatech will not sell, assign, Charge, or otherwise dispose of any interest in any of the Grantor’s Documents, the Grantor’s Charges or the Debtor to Grantor Liabilities except upon the proposed transferee executing and delivering to the other parties hereto an agreement (in form and substance satisfactory to such other parties acting reasonably) to be bound by the provisions hereof.

12.       Further Assurances. Each of Midatech and the Debtor will forthwith at all times, and at the Debtor’s sole expense, execute and deliver such further documents and do such other acts as Lind requires in order to give effect to the intent of this Agreement.

13.       No Duty of Care. Except as expressly provided for in this Agreement (if applicable), Lind owes no duty of care to Midatech with respect to its dealings with the Debtor under the Debtor to Senior Creditor Liabilities or the Senior Creditor's Documents.

14.       Indulgences. Lind may grant time, renewals, extensions, increases, releases and discharges to, accept compositions from and otherwise deal with the Debtor as it may see fit, the whole without notice to any other party to this Agreement and without prejudice to or in any way limiting or affecting the rights of Lind under this Agreement.

15.       Amendment, Waiver and Termination. No provision of this Appendix may be amended, waived or terminated in any respect except by an instrument in writing executed by the party against whom enforcement of the amendment, waiver or termination is sought, provided that no consent of or execution by Bioasis will be necessary to any such amendment, waiver or termination unless the interests of Bioasis are directly adversely affected thereby.

16.       Copies of Financing Statements. Midatech waives the right to receive a copy of all present and future financing statements and related statements filed or issued in connection with this Agreement.

17.       Payment of Costs. Bioasis will pay forthwith upon demand all reasonable costs, including legal costs, incurred or charged by Lind in connection with registering this Agreement and any related documents, including all further assurances, financing statements, financing change statements, discharges and amendments.

18.       Paramountcy. If there is a conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Grantor’s Documents, the provisions of this Agreement will prevail to the extent necessary to resolve such conflict or inconsistency so long as this Agreement remain in force.

19.       No Benefit. Nothing in this Agreement will be construed as conferring any rights or benefits upon the Debtor. The terms and conditions hereof are for the sole and exclusive benefit of Lind, its affiliates and Midatech.